                                                                     EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        ASSOCIATED RETAILERS GROUP, INC.

                              MANU-FAC HOMES, INC.

                                      AND

                               CHARLES E. RUMBLEY




                                 JULY 25, 1996

                               TABLE OF CONTENTS

ARTICLE I.

                                  DEFINITIONS . . . . . . . . . . . . . .     1
       Section 1.01.  Definitions   . . . . . . . . . . . . . . . . . . .     1

ARTICLE II.

                               PURCHASE AND SALE  . . . . . . . . . . . .     4
       Section 2.01.  Purchase and Sale of Assets   . . . . . . . . . . .     4
       Section 2.02.  Purchase Price  . . . . . . . . . . . . . . . . . .     5
       Section 2.03.  Purchase Price Adjustment   . . . . . . . . . . . .     5
       Section 2.04.  Allocation of Purchase Price  . . . . . . . . . . .     5

ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES
                      OF THE CORPORATION AND SHAREHOLDER  . . . . . . . .     6
       Section 3.01.  Ownership of the Assets   . . . . . . . . . . . . .     6
       Section 3.02.  Organization and Good Standing; Qualification   . .     6
       Section 3.03.  Authorization and Validity  . . . . . . . . . . . .     6
       Section 3.04.  No Violation  . . . . . . . . . . . . . . . . . . .     6
       Section 3.05.  Consents  . . . . . . . . . . . . . . . . . . . . .     7
       Section 3.06.  Financial Statements  . . . . . . . . . . . . . . .     7
       Section 3.07.  Absence of Certain Changes  . . . . . . . . . . . .     7
       Section 3.08.  Commitments   . . . . . . . . . . . . . . . . . . .     8
       Section 3.09.  Insurance   . . . . . . . . . . . . . . . . . . . .    10
       Section 3.10.  Proprietary Rights  . . . . . . . . . . . . . . . .    10
       Section 3.11.  Taxes   . . . . . . . . . . . . . . . . . . . . . .    10
       Section 3.12.  Compliance with Laws  . . . . . . . . . . . . . . .    10
       Section 3.13.  Finder's Fee  . . . . . . . . . . . . . . . . . . .    11
       Section 3.14.  Litigation  . . . . . . . . . . . . . . . . . . . .    11
       Section 3.15.  Accuracy of Information Furnished   . . . . . . . .    11
       Section 3.16.  Books of Account  . . . . . . . . . . . . . . . . .    11
       Section 3.17.  Ownership Interests of Interested Persons   . . . .    11
       Section 3.18.  Investments in Competitors  . . . . . . . . . . . .    11
       Section 3.19.  Environmental Matters   . . . . . . . . . . . . . .    11
       Section 3.20.  Government Inquiries  . . . . . . . . . . . . . . .    12
       Section 3.21.  Dealer Incentives   . . . . . . . . . . . . . . . .    12

ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . .    12





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
       Section 4.01.  Organization and Good Standing  . . . . . . . . . .    12
       Section 4.02.  Authorization and Validity  . . . . . . . . . . . .    12
       Section 4.03.  No Violation  . . . . . . . . . . . . . . . . . . .    12
       Section 4.04.  Finder's Fee  . . . . . . . . . . . . . . . . . . .    13
       Section 4.05.  Commission Reports  . . . . . . . . . . . . . . . .    13
       Section 4.06.  Financial Statements  . . . . . . . . . . . . . . .    13
       Section 4.07.  Absence of Certain Changes  . . . . . . . . . . . .    13

ARTICLE V.

                      THE CORPORATION'S AND SHAREHOLDER'S COVENANTS . . .    13
       Section 5.01.  Consummation of Agreement   . . . . . . . . . . . .    13
       Section 5.02.  Business Operations   . . . . . . . . . . . . . . .    14
       Section 5.03.  Access  . . . . . . . . . . . . . . . . . . . . . .    14
       Section 5.04.  Environmental Audits  . . . . . . . . . . . . . . .    14
       Section 5.05.  Leases and Dealership Agreements  . . . . . . . . .    14
       Section 5.06.  Material Change   . . . . . . . . . . . . . . . . .    14
       Section 5.07.  Approvals of Third Parties  . . . . . . . . . . . .    14
       Section 5.08.  Contracts   . . . . . . . . . . . . . . . . . . . .    15
       Section 5.09.  No Negotiation with Others  . . . . . . . . . . . .    15

ARTICLE VI.

                             PURCHASER'S COVENANTS  . . . . . . . . . . .    15

ARTICLE VII.

                       PURCHASER'S CONDITIONS PRECEDENT   . . . . . . . .    15
       Section 7.01.  Representations and Warranties  . . . . . . . . . .    15
       Section 7.02.  Covenants and Conditions  . . . . . . . . . . . . .    15
       Section 7.03.  Proceedings   . . . . . . . . . . . . . . . . . . .    15
       Section 7.04.  No Material Adverse Change  . . . . . . . . . . . .    15
       Section 7.05.  Due Diligence Review  . . . . . . . . . . . . . . .    16
       Section 7.06.  June Balance Sheet and Closing Assets   . . . . . .    16
       Section 7.07.  Approvals   . . . . . . . . . . . . . . . . . . . .    16
       Section 7.08.  Simultaneous Closings   . . . . . . . . . . . . . .    16
       Section 7.09.  Closing Deliveries  . . . . . . . . . . . . . . . .    16
       Section 7.10.  Licenses and Permits  . . . . . . . . . . . . . . .    16
       Section 7.11.  Employees   . . . . . . . . . . . . . . . . . . . .    16
       Section 7.12.  CHOICENTER Registration   . . . . . . . . . . . . .    16

ARTICLE VIII.

           THE CORPORATION'S AND SHAREHOLDER'S CONDITIONS PRECEDENT   . .    17

       Section 8.01.  Representations and Warranties  . . . . . . . . . .    17
       Section 8.02.  Covenants and Conditions  . . . . . . . . . . . . .    17
       Section 8.03.  Proceedings   . . . . . . . . . . . . . . . . . . .    17
       Section 8.04.  Closing Deliveries  . . . . . . . . . . . . . . . .    17
       Section 8.05.  Simultaneous Closings   . . . . . . . . . . . . . .    17
       Section 8.06.  Dealer Response   . . . . . . . . . . . . . . . . .    17
       Section 8.07.  Composition Schedule  . . . . . . . . . . . . . . .    17

ARTICLE IX.

                              CLOSING DELIVERIES  . . . . . . . . . . . .    17
       Section 9.01.  Deliveries of the Corporation and Shareholder
                       to Escrow Agent  . . . . . . . . . . . . . . . . .    17
       Section 9.02.  Deliveries of Purchaser to Escrow Agent   . . . . .    19

ARTICLE X.

                             POST CLOSING MATTERS   . . . . . . . . . . .    20
       Section 10.01.  Further Instruments of Transfer  . . . . . . . . .    20
       Section 10.02.  Employee Benefit Plans   . . . . . . . . . . . . .    20
       Section 10.03.  Sales and Transfer Taxes   . . . . . . . . . . . .    20
       Section 10.04.  Post Closing Operations and Agreements   . . . . .    20

ARTICLE XI.

                                NONCOMPETITION  . . . . . . . . . . . . .    21
       Section 11.01.  Prohibited Activities  . . . . . . . . . . . . . .    21
       Section 11.02.  Damages  . . . . . . . . . . . . . . . . . . . . .    22
       Section 11.03.  Reasonable Restraint   . . . . . . . . . . . . . .    22
       Section 11.04.  Severability; Reformation  . . . . . . . . . . . .    22
       Section 11.05.  Term   . . . . . . . . . . . . . . . . . . . . . .    22

ARTICLE XII.

                                   REMEDIES   . . . . . . . . . . . . . .    23
       Section 12.01.  Indemnification by Shareholder   . . . . . . . . .    23
       Section 12.02.  Indemnification by Purchaser   . . . . . . . . . .    23
       Section 12.03.  Indemnification Limitations  . . . . . . . . . . .    23
       Section 12.04.  Conditions of Indemnification  . . . . . . . . . .    24
       Section 12.05.  Waiver   . . . . . . . . . . . . . . . . . . . . .    25
       Section 12.06.  Remedies Not Exclusive   . . . . . . . . . . . . .    25
       Section 12.07.  Offset   . . . . . . . . . . . . . . . . . . . . .    25
       Section 12.08.  Costs, Expenses and Legal Fees   . . . . . . . . .    26
       Section 12.09.  Specific Performance   . . . . . . . . . . . . . .    26

       Section 12.10.  Tax Effect of Indemnification  . . . . . . . . . .    26

ARTICLE XIII.

                                  TERMINATION . . . . . . . . . . . . . .    26
       Section 13.01.  Termination  . . . . . . . . . . . . . . . . . . .    26

ARTICLE XIV.

                                 MISCELLANEOUS  . . . . . . . . . . . . .    27
       Section 14.01.  Amendment  . . . . . . . . . . . . . . . . . . . .    27
       Section 14.02.  Assignment   . . . . . . . . . . . . . . . . . . .    27
       Section 14.03.  Parties In Interest; No Third Party
                        Beneficiaries   . . . . . . . . . . . . . . . . .    27
       Section 14.04.  Entire Agreement   . . . . . . . . . . . . . . . .    27
       Section 14.05.  Severability   . . . . . . . . . . . . . . . . . .    27
       Section 14.06.  Survival of Representations, Warranties
                        and Covenants   . . . . . . . . . . . . . . . . .    28
       Section 14.07.  Governing Law  . . . . . . . . . . . . . . . . . .    28
       Section 14.08.  Captions   . . . . . . . . . . . . . . . . . . . .    28
       Section 14.09.  Gender and Number  . . . . . . . . . . . . . . . .    28
       Section 14.10.  Reference to Agreement   . . . . . . . . . . . . .    28
       Section 14.11.  Confidentiality; Publicity and Disclosures   . . .    28
       Section 14.12.  Notice   . . . . . . . . . . . . . . . . . . . . .    29
       Section 14.13.  Shareholder Guaranty   . . . . . . . . . . . . . .    29
       Section 14.14.  Counterparts   . . . . . . . . . . . . . . . . . .    29

                            ASSET PURCHASE AGREEMENT


       This Asset Purchase Agreement (the "Agreement"), dated as of July 25, 1996, is by and among Manu-Fac Homes, Inc., a North Carolina corporation (the "Corporation"), Charles E. Rumbley, the holder of all of the outstanding capital stock of the Corporation ("Shareholder"), and Associated Retailers Group, Inc., a Texas corporation ("Purchaser").


                             W I T N E S S E T H :


       WHEREAS, the Corporation desires to sell, and Purchaser desires to purchase, certain assets of the Corporation; and

       WHEREAS, American Homestar Corporation, a Texas corporation ("AHC"), Shareholder, Heartland Homes, Inc., a North Carolina corporation ("HHI"), and James H. Johnson, III ("Johnson") have entered into on the date hereof a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which AHC shall acquire all of the issued and outstanding shares of stock of HHI; and

       WHEREAS, the transactions contemplated hereby are contingent upon the consummation of the transactions contemplated by the Stock Purchase Agreement;

       NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

       SECTION 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

       (a) "Anniversary Date" shall mean the one year anniversary of the Closing Date.

       (b) "Assets" shall mean those personal assets, both tangible and intangible, that are set forth on Schedule 1.01(b) hereof, which are used in connection with and relate to the Business, together with the Business as a going concern and its goodwill, the confidential information, the leasehold interest, leasehold improvements, transferable licenses and permits, rights under warranties, prepaid items (pro rated, as appropriate), rights of offset and credits, rights under restrictive covenants and obligations, all as more particularly set forth in Schedule 1.01(b) hereof. The parties agree that the fair market value of the personal property set forth on Schedule 1.01(b) is not less than $100,000. All assets not itemized on Schedule 1.01(b) hereof shall be retained by the Corporation.

       (c) "Assignment and Assumption Agreements" shall have the meaning set forth in Section 9.01(b).

       (d) "Assumed Liabilities" shall mean those fixed and determinable liabilities of the Corporation listed in Schedule 1.01(d), and all obligations assumed by Purchaser under the Assignment and Assumption Agreements. Except for the Assumed Liabilities, Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of the Corporation, whether accrued, absolute, contingent or otherwise, including without limitation liabilities based on or arising out of or in connection with any pension or other benefit liability relating to the Corporation's employees.

       (e) "best knowledge", "have no knowledge of", or "do not know of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any senior management level employee of such entity after diligent investigation and inquiry by such persons.

       (f) "Business" shall mean the operations and business of the Corporation relating to the "CHOICENTER" and "WESTWOOD HOMES" businesses, tradenames and products.

       (g) "Business Employees" shall mean all employees of the Corporation who provide services in connection with or relating to the Business.

       (h)    "Cash Consideration" shall have the meaning set forth in Section
2.02.

       (i) "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson & Walker, Suite 6000, 901 Main Street, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

       (j) "Closing Date" shall mean the date as soon as practicable after the date hereof; provided that the date may not be later than August 30, 1996, unless such date is extended by mutual agreement of all the parties hereto, and shall be the same date as the closing date of the Stock Purchase Agreement.

       (k)    "Code" shall mean the Internal Revenue Code of 1986.

       (l)    "Commitments" shall have the meaning set forth in Section
3.08(a).

       (m)    "Commission" means the Securities and Exchange Commission.

       (n)    "Commission Reports" shall have the meaning set forth in Section
4.05.

       (o) "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the Corporation used in connection with or relating to the Business, including information derived from reports, investigations, research, work in progress, codes, software, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, maps, confidential filings with any state or federal agency, and all other concepts, know-how methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

       (p)    "Damages" shall have the meaning set forth in Section 12.01.

       (q)    "Environmental Laws" shall have the meaning set forth in Section
3.19.

       (r) "Escrow Agreement" shall mean that certain Escrow Agreement between Purchaser, the Corporation and the escrow agent named therein, the form of which is set forth on Exhibit A attached hereto.

       (s) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       (t)    "Financial Statements" shall have the meaning set forth in
Section 3.06.

       (u) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and Securities and Exchange Commission or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

       (v) "Nonperforming Lots" shall mean the Transferred Retail Lots which do not have gross retail sales of manufactured homes of at least $600,000 for the twelve-month period ended the Anniversary Date; provided, however, that for the purpose of the foregoing provision, only Retail Lot Numbers 1 through 14 reflected on Schedule 1.01(ad) shall be included in computing the Nonperforming Lots unless the additional Retail Lots listed on Schedule 1.01(ad) hereof are treated as a Replacement Lot pursuant to the provisions hereof, in which event such Replacement Lots shall be included in computing the Nonperforming Lots.
In the event that a Transferred Retail Lot is not operating on the Anniversary Date, but has been replaced by a Replacement Lot, the sales of the non-operating Transferred Retail Lot and the Replacement Lot shall be aggregated to determine whether or not such Retail Lot is a Nonperforming Lot. A Transferred Retail Lot which is included in a positive Retail Lot Difference shall not be treated as a Nonperforming Lot.

       (w)    "Note" shall have the meaning set forth in Section 2.02.

       (x) "Operating Retail Lots" shall mean the Transferred Retail Lots that are operating on the Anniversary Date and each retail lot (a "Replacement Lot") opened by Purchaser as a franchised retail sales center in the States of North Carolina, South Carolina, Tennessee or Virginia or the Corporation (and assigned to Purchaser) prior to the Anniversary Date in its operation of the Business which produces comparable sales on an annualized basis to a non-operating Transferred Retail Lot prior to its closing.

       (y) "Personal Property" shall mean the assets identified on Schedule 1.01(y).

       (z)    "Purchase Price" shall have the meaning set forth in Section
2.02.

       (aa)   "Purchase Price Adjustment" shall have the meaning set forth in
Section 2.03.

       (bb) "Purchaser Group" shall have the meaning set forth in Section 11.01(a).

       (cc) "Retail Lot Difference" shall mean the difference determined by subtracting the number of Operating Retail Lots on the Anniversary Date from the lesser of: (i) the number of Transferred Retail Lots; or (ii) fourteen
(14); provided, however, that if such difference is a negative number, the Retail Lot Difference shall equal zero.

       (dd) "Retail Lots" shall mean the sale lots related to the Business as of the Closing Date as more particularly set forth on Schedule 1.01(ad) hereof.

       (ee) "Rights" shall mean any and all copyright rights (including, without limitation, copyrights), trademarks, service marks, trade dress, trade names, and other trade designations and proprietary rights (including, without limitation, both common law and statutory rights for each of the foregoing and all registrations and applications therefor) that are used in connection with or relate to the Business (including, without limitation, "CHOICENTER" and "WESTWOOD HOMES"), and the goodwill associated with such trademarks, service marks, trade dress, trade names, and other trade designations and proprietary rights, as well as all subsidiary rights therein (including, but not limited to, derivative works and publication rights of any kind), and any renewals, continuations and extensions thereof.

       (ff) "Rumbley Employment Agreement" shall have the meaning set forth in Section 9.01(j).

       (gg) "Transferred Retail Lots" shall mean Retail Lots and Replacement Lots which have been transferred to Purchaser pursuant to this Agreement and the Escrow Agreement.


                                  ARTICLE II.

                               PURCHASE AND SALE

       SECTION 2.01. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions contained herein, on the Escrow Release Date (as defined in Section 2.03(a) below) the Corporation shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances, and Purchaser shall purchase, accept and acquire from the Corporation, the Assets subject to the terms of the Escrow Agreement. At the Closing, the Purchaser shall deliver the Purchase Price to the Escrow Agent subject to the terms of the Escrow Agreement.

       SECTION 2.02.  PURCHASE PRICE.  Subject to adjustment pursuant to
Section 2.03, the total purchase price for the Assets (the "Purchase Price") shall be the aggregate of the following: (a) $1,574,300 in cash ("Cash Consideration"); and (b) a Promissory Note of Purchaser issued to the Corporation in the form attached hereto as Exhibit B (the "Note") in the aggregate original principal amount of $500,000. In addition, Purchaser shall assume, and agree to pay when due and payable, the Assumed Liabilities on the Escrow Release Date, except for Assumed Liabilities pertaining to Retail Lots which are not Transferred Retail Lots, which liabilities, as to any such non-transferred Retail Lot, shall become Assumed Liabilities when such Retail Lot becomes a Transferred Retail Lot.

       SECTION 2.03.  PURCHASE PRICE ADJUSTMENTS.

       (a) On the Anniversary Date, the Purchase Price shall be reduced by an amount equal to $100,000 multiplied by the sum of the Retail Lot Difference plus the number of Nonperforming Lots (the "Purchase Price Adjustment"). The Purchase Price Adjustment shall immediately be due and payable by the Corporation and Rumbley to Purchaser in cash.

       (b) The parties agree that all expenses and liabilities and revenues and income of the Corporation prior to the Escrow Release Date (as defined in the Escrow Agreement) (or, with respect to Retail Lots which are transferred to Purchaser after the Escrow Release Date, prior to the time of such transfer) shall be the obligation, or accrue for the benefit, of the Corporation (as the case may be). In addition, the parties agree that, with respect to each Retail Lot, except for the Assumed Liabilities, the Corporation shall be responsible for all expenses and obligations (including dealer volume incentives) to lessors, sublessees and dealers with respect to each Retail Lot, and the Corporation shall have the benefit of its arrangements with such lessors, sublessees and dealers; it being specifically acknowledged and agreed that Purchaser shall have no obligation to any dealer of the Corporation for any past or future payments except for such obligations set forth in a franchise agreement entered into between Purchaser and any dealer as provided in the Escrow Agreement. The parties hereto agree that any expenses pertaining to any Transferred Retail Lot billed after the date of such transfer shall be pro rated, based upon the date of transfer.

       SECTION 2.04. ALLOCATION OF PURCHASE PRICE. At or prior to the Escrow Release Date, the Purchase Price shall be allocated among the Assets as agreed to by Purchase and the Corporation, such allocation to be made as provided in
Section 1060 of the Code. Purchaser and the Corporation shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with the allocation agreed to by Purchaser and the Corporation, which allocation will reflect the aggregate fair market values for each of Class I assets, Class II assets and Class III assets, as such terms are defined in regulations promulgated pursuant to Section 1060 of the Code. Purchaser and the Corporation shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and the Corporation shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as agreed to by Purchaser and the Corporation or as adjusted as a result of a subsequent increase or decrease in the Purchase Price.


                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                       OF THE CORPORATION AND SHAREHOLDER

        The Corporation and Shareholder jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Escrow Release Date as if made on that date, except for representations and warranties pertaining or relating to any Transferred Retail Lot, which representations and warranties will be true and correct through the date such Retail Lot became a Transferred Retail Lot.

       SECTION 3.01. OWNERSHIP OF THE ASSETS. The Corporation owns, beneficially and of record, good and marketable title to the Assets, free and clear of all security interests, liens, adverse claims and encumbrances. At the Escrow Release Date, the Corporation will convey to Purchaser good and marketable title to all of the Assets, free and clear of any security interests, liens, adverse claims and encumbrances.

       SECTION 3.02. ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Corporation is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Schedule 3.02, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Corporation. The Corporation does not have any assets, employees or offices in any state other than the states listed in Schedule 3.02.

       SECTION 3.03. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Corporation of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Corporation. This Agreement and each other agreement contemplated hereby to which it is a party have been or will be as of the Closing Date duly executed and delivered by the Corporation and constitute or will constitute legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. This Agreement and each other agreement contemplated hereby to which Shareholder is a party have been or will be as of the Closing Date duly executed and delivered by Shareholder and constitute and will constitute legal, valid and binding obligations of Shareholder, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

       SECTION 3.04. NO VIOLATION. Except as set forth in Schedule 3.04, neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Corporation or any agreement, indenture or other instrument under which the Corporation is bound or to which the Assets are subject or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Assets, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Corporation or the Assets. Except as disclosed on Schedule 3.04, the Corporation has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

       SECTION 3.05. CONSENTS. Except as set forth in Schedule 3.05, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Corporation or Shareholder.

       SECTION 3.06. FINANCIAL STATEMENTS. The Corporation has furnished to Purchaser the audited balance sheet and related audited statements of income, retained earnings and cash flows for each of the twelve-months ended December 31, 1994 and December 31, 1995, including the notes thereto, and will, prior to the Closing Date, deliver to Purchaser an unaudited balance sheet (the "June Balance Sheet) and related unaudited statements of income, retained earnings and cash flow for the six-month period ended June 30, 1996 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Corporation, fairly present the financial condition and results of operations of the Corporation as of the dates and for the periods indicated and have been prepared in conformity with GAAP applied on a consistent basis with prior periods except as set forth on Schedule 3.06 hereof and subject, in the case of the unaudited statements for the six month period ending on June 30, 1996, to normal year end adjustments. All accounts receivables shown in the most recent balance sheet contained in the Financial Statements have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no presently asserted right of set-off or counterclaim. Except as set forth in Schedule 3.06, the Financial Statements reflect all liabilities of the Corporation accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof.

       SECTION 3.07.  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Schedule 3.07, since April 30, 1996 with respect to the Business, the Corporation has not:

       (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Corporation or Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

       (b) incurred or discharged any liabilities or obligations except in the ordinary course of business;

       (c) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, the Business or Assets;

       (d) acquired or disposed of any assets except in the ordinary course of business;

       (e) changed the costing system or depreciation methods of accounting for the Assets;

       (f)     waived any material rights or forgiven any material claims;

       (g) lost or terminated any material leasehold interest, dealer, customer or supplier;

       (h) increased the compensation of any Business Employee except in the ordinary course of business;

       (i) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; or

       (j) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the Assets or the Business.

       SECTION 3.08.  COMMITMENTS.

       (a) COMMITMENTS; DEFAULTS. Except as set forth in Schedule 3.08, in connection with its operation of the Business or otherwise relating thereto, the Corporation has not entered into, nor are the Assets bound by, whether or not in writing, any

              (i)    partnership or joint venture agreement;

              (ii)   deed of trust or other security agreement;

              (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

              (iv) employment, consulting or compensation agreement or arrangement or employee benefit plan;

              (v)    labor or collective bargaining agreement;

              (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

              (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

              (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

              (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

              (x) agreement between the Corporation and any affiliate of the Corporation;

              (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Corporation;

              (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $10,000 in the aggregate;

              (xiii) powers of attorney;

              (xiv)  contracts containing noncompetition covenants;

              (xv) any other contract or arrangement that involves either an unperformed commitment in excess of $10,000 or that terminates more than 30 days after the date hereof;

              (xvi) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in
       Section 3.17; or

              (xviii) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Corporation.

All of the foregoing identified on Schedule 3.08 are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been or will be delivered or made available to Purchaser. To the best knowledge of the Corporation and the Shareholder, there are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Corporation, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in
Schedule 3.08. To the best of the Corporation's and the Shareholder's knowledge, the Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Corporation and Shareholder, may be made by any party thereto, nor has the Corporation waived any rights thereunder, except as described in Schedule 3.08. The Corporation has not received notice of any default with respect to any Commitment.

       (b) No Cancellation or Termination of Commitment. Except as contemplated hereby, neither the Corporation nor Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and neither the Corporation nor Shareholder knows of any fact that would justify the exercise of such a right. Neither the Corporation nor Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.08, none of the customers or suppliers of the Corporation has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Corporation.

       SECTION 3.09. INSURANCE. The Corporation does not, and is not required to, carry any property, liability, workers' compensation or other insurance in connection with the Business.

       SECTION 3.10. PROPRIETARY RIGHTS. Except as set forth on Schedule 3.10 hereof, the Corporation has the sole and exclusive right to use the Rights and Confidential Information without infringing or violating the rights of any third parties. Use of the Rights and Confidential Information does not require the consent of any other person and the Rights and Confidential Information are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Right and Confidential Information and neither the Corporation nor Shareholder knows of any valid basis for any such claim. Each of the Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed. The Shareholder has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Corporation in connection with the Business infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Corporation with respect thereto. The Corporation has not given and is not bound by any agreement of indemnification for any Right or Confidential Information as to any property manufactured, used or sold by it in connection with the Business.

       SECTION 3.11. TAXES. All income, excise, corporate, franchise, property, sales, use, payroll, withholding and other taxes related to taxable periods or portions thereof ending prior to or on the Closing Date, including without limitation governmental charges, assessments and required contributions of the Corporation with respect to the Business that may result in the filing of a lien on the Assets or that may result in the imposition of transferee or other liability on Purchaser for the payment of such taxes, have been accurately recorded and duly paid, collected or withheld and remitted to the appropriate governmental agency, except for current taxes not due and payable prior to or on the Closing Date (such taxes to be paid when due by the Corporation). Since July 1, 1987, the Corporation has made a valid election to be treated as an S corporation under Subchapter

S of the Code. The Corporation is an S corporation under Subchapter S of the Code, and neither the Corporation nor Shareholder has taken or failed to take any action that would result in the disqualification of the Corporation to be treated as an S corporation under Subchapter S of the Code. Shareholder has paid all income taxes related to taxable periods or portions thereof ending prior to January 1, 1996, and will pay all income taxes related to taxable periods after December 31, 1995, for income generated by the Corporation.

       SECTION 3.12. COMPLIANCE WITH LAWS. In its operation of the Business and use of the Assets, the Corporation has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Corporation or Shareholder of any federal, state or local law or regulation that could affect the Assets or the Business. Except as set forth on Schedule 3.12, the Corporation possesses all necessary licenses, franchises, permits and governmental authorizations to conduct the Business as now conducted and own the Assets, all of which are listed in Schedule 3.12.

       SECTION 3.13. FINDER'S FEE. Neither the Corporation nor Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

       SECTION 3.14. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Corporation and Shareholder threatened, against or affecting, or that could affect, any of the Assets or the Business. Neither the Corporation nor Shareholder are (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Business or any of the Assets or (b) in default with respect to any such order, writ, injunction or decree. Neither the Corporation nor Shareholder know of any basis for any such action, proceeding or investigation.

       SECTION 3.15. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by the Corporation or Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all material respects. To the best knowledge of Shareholder, such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

       SECTION 3.16. BOOKS OF ACCOUNT. The books of account of the Corporation have been kept accurately in all material respects and in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Corporation have been properly recorded in such books.

       SECTION 3.17. OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.17, no officer, supervisory employee, director or shareholder of the Corporation, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Corporation, or any organization that has a material contract or arrangement with the Corporation.

       SECTION 3.18.  INVESTMENTS IN COMPETITORS.  Except as set forth on
Schedule 3.18, Shareholder does not own directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Corporation.

       SECTION 3.19. ENVIRONMENTAL MATTERS. The Corporation is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Assets and operations of the Corporation. To the best knowledge of the Corporation and Shareholder, the Assets have never been used in a manner that would be in violation of any of the Environmental Laws. Except as set forth in Schedule 3.19, the Corporation has not obtained and is not required to obtain, and the Corporation has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Corporation by reason of any Environmental Laws. To the best knowledge of the Corporation and Shareholder, none of the Assets are on any federal or state "Superfund" list or subject to any environmentally related liens.

       SECTION 3.20. GOVERNMENT INQUIRIES. Since December 31, 1995, there have been no inspection reports, questionnaires, inquiries, demands or requests for information received by the Corporation or Shareholder from, or any material statement, report or other document filed by the Corporation with, the federal government or any federal administrative agency (including but not limited to, the Commission, the Department of Housing and Urban Development, the Justice Department, the Internal Revenue Service, the Department of Labor, the Occupational Safety and Health Administration, the Federal Trade Commission, the National Labor Relations Board and the Interstate Commerce Commission), any state securities administrator or any local or state taxing authority, with respect to an alleged violation of, non-compliance with, any law, rule or regulation, including without limitation, under Subpart I of the National Manufacturing Housing Code of the Department of Housing and Urban Development.

       SECTION 3.21. DEALER INCENTIVES. Schedule 3.21 contains a comparison of 1995 and 1996: (i) volume and bonuses through June 30 of such year; and (ii) annual volume and bonuses (actual for 1995 and projected for 1996).

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

       SECTION 4.01. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

       SECTION 4.02. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement, the Note and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

       SECTION 4.03. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

       SECTION 4.04. FINDER'S FEE. Except for obligations to Rauscher Pierce Refsnes, Inc., for which Purchaser agrees to be solely responsible, Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

       SECTION 4.05. COMMISSION REPORTS. Since May 31, 1995, AHC has filed all forms, documents and reports with the Commission required to be filed by it pursuant to federal securities laws and the Commission rules and regulations thereunder (the "Commission Reports"), all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. To the knowledge of AHC, the Commission Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements contained therein not misleading.

       SECTION 4.06. FINANCIAL STATEMENTS. The consolidated balance sheets and the related statements of income, shareholders' equity and cash flow (including the related notes thereto) of AHC and its consolidated subsidiaries included in the Commission Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein) and present fairly the consolidated financial position of AHC and its consolidated subsidiaries as of their respective dates, and the results of their operations and their cash flow for the periods presented therein.

       SECTION 4.07. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Commission Reports, since May 30, 1995, the business of AHC and its subsidiaries has been carried on in the ordinary course and there has not been any adverse change in their business, financial condition, results of operations, assets or liabilities which could reasonably be expected to have a material adverse effect on AHC and its consolidated subsidiaries, taken as a whole.


                                   ARTICLE V.

                 THE CORPORATION'S AND SHAREHOLDER'S COVENANTS

       The Corporation and Shareholder jointly and severally agree that between the date hereof and the Escrow Release Date:

       SECTION 5.01. CONSUMMATION OF AGREEMENT. The Corporation and Shareholder shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

       SECTION 5.02. BUSINESS OPERATIONS. The Corporation shall operate the Business in the ordinary course and will not introduce any new method of management or operation. The Corporation and Shareholder shall use their best efforts to preserve the Business intact, to retain the present, dealers, customers and suppliers so that they will be available to Purchaser after the Escrow Release Date. The Corporation and Shareholder shall not take any action that could adversely affect the Assets or the Business without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate or preclude the Corporation and Shareholder from making such representations and warranties as and when they are to be made pursuant to Article III. Except as contemplated herein, the Corporation will not incur indebtedness or other liabilities other than in the ordinary course of business and consistent with past practice.

       SECTION 5.03. ACCESS. The Corporation and Shareholder shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the Assets and the Business, including the Corporation's employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Corporation as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the Business and Assets.

       SECTION 5.04. ENVIRONMENTAL AUDITS. The Corporation and Shareholder shall cooperate with and provide reasonable assistance to Purchaser in obtaining any environmental studies or audits with respect to the property owned and leased by the Corporation as requested by Purchaser.

       SECTION 5.05. MATERIAL CHANGE. The Corporation and Shareholder shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise) or prospects of the Business or Assets. Notwithstanding the disclosure to Purchaser of any such material adverse change, the Corporation and Shareholder shall not be relieved of any liability for, nor shall the providing of such information by the Corporation to Purchaser be deemed a waiver by Purchaser of, the breach of any representation or warranty of the Corporation and Shareholder contained in this Agreement.
The Corporation shall not, without the prior written approval of Purchaser take or fail to take any action with respect to any past or present employee of the Corporation that could adversely affect the Business or Assets in any material way.

       SECTION 5.06. APPROVALS OF THIRD PARTIES. The Corporation and Shareholder shall use their best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

       SECTION 5.07. CONTRACTS. Except with Purchaser's prior written consent, the Corporation shall not waive any right or cancel any contract, debt or claim or assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale in connection with the Business or Assets except in the ordinary course of business.

       SECTION 5.08. NO NEGOTIATION WITH OTHERS. Neither the Corporation nor Shareholder shall solicit or participate in negotiations with (and the Corporation and Shareholder shall use their best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Corporation from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the Business or Assets or any transaction inconsistent with those contemplated hereby.

                                  ARTICLE VI.

                             PURCHASER'S COVENANTS

       Purchaser agrees that between the date hereof and the Escrow Release Date, Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions. Such efforts shall include, but shall not be limited to, furnishing the Shareholder with a Uniform Franchise Offering Circular and related franchise agreement (the material terms of which shall be comparable as a whole to the Corporation's existing Dealer Agreements with its dealers) of the Purchaser for consideration by each dealer and assisting the Corporation, as the Corporation may reasonably request, in communicating the terms and conditions of any such franchise agreement and the effect of the transactions contemplated hereby to such dealers.


                                  ARTICLE VII.

                        PURCHASER'S CONDITIONS PRECEDENT

       Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

       SECTION 7.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Corporation and Shareholder contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all respects as of the Closing Date.

       SECTION 7.02. COVENANTS AND CONDITIONS. The Corporation and Shareholder shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Corporation and Shareholder prior to the Closing Date.

       SECTION 7.03. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

       SECTION 7.04. NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise) or prospects of the Business and Assets shall have occurred since May 31, 1996 whether or not such change shall have been caused by the deliberate act or omission of the Corporation or Shareholder.

       SECTION 7.05. DUE DILIGENCE REVIEW. Purchaser shall have completed a due diligence review of the business, operations, prospects and financial statements of the Corporation, the results of which shall be satisfactory to Purchaser. Purchaser shall have received such environmental studies, audits, reports or liability assessments of the Corporation and its owned and leased properties as Purchaser considers necessary or desirable, which shall be satisfactory to Purchaser.

       SECTION 7.06. JUNE BALANCE SHEET AND CLOSING ASSETS. The June Balance Sheet shall have been delivered to Purchaser by the Corporation and shall be in form and substance satisfactory to Purchaser (including, without limitation, based on its due diligence review and financial audit). The assets and liabilities of the Corporation will not be materially different on the Closing Date from, and shall be substantially equivalent to, the assets and liabilities of the Corporation as shown on the June Balance Sheet.

       SECTION 7.07. APPROVALS. All authorizations, approvals, consents and waivers of any governmental authority or third party, each as Purchaser deems necessary or desirable to consummate of the transactions contemplated by this Agreement, shall have been obtained and shall not be terminated, suspended or withdrawn as of the Closing Date.

       SECTION 7.08. SIMULTANEOUS CLOSINGS. The Closing shall occur simultaneously with the closing of the transactions contemplated by the Stock Purchase Agreement.

       SECTION 7.09. CLOSING DELIVERIES. Purchaser shall have received all documents, duly executed in form satisfactory to Purchaser and its counsel, referred to in Section 9.01.

       SECTION 7.10. LICENSES AND PERMITS. Purchaser shall be qualified to do business in the State of North Carolina and shall have obtained all licenses, permits and approvals necessary or desirable for it to conduct the Business after Closing.

       SECTION 7.11. EMPLOYEES. Each employee of the Corporation identified on Schedule 7.09, 7.09 shall have agreed to become an employee of Purchaser as of the Closing Date on the terms and conditions offered by Purchaser.

       SECTION 7.12. CHOICENTER REGISTRATION. Purchaser shall be reasonably satisfied that the federal registration for the "CHOICENTER" service mark will be approved and that no other use of such name will preclude Purchaser's use thereof following the Escrow Release Date.

                                 ARTICLE VIII.

              THE CORPORATION'S AND SHAREHOLDER'S CONDITIONS PRECEDENT

       Except as may be waived in writing by the Corporation and Shareholder, the obligations of the Corporation and Shareholder hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

       SECTION 8.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing Date.

       SECTION 8.02. COVENANTS AND CONDITIONS. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

       SECTION 8.03. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

       SECTION 8.04. CLOSING DELIVERIES. The Corporation or Shareholder, as the case may be, shall have received all documents referred to in Section 9.02.

       SECTION 8.05. SIMULTANEOUS CLOSINGS. The Closing shall occur simultaneously with the closing of the transaction as contemplated by the Stock Purchase Agreement.

       SECTION 8.06. DEALER RESPONSE. The Corporation and Shareholder shall have received a positive response (as determined by Shareholder) from a majority of dealers with respect to their willingness to execute franchise agreements with the Purchaser in accordance with the terms and conditions furnished by the Purchaser pursuant to Article VI hereof.

                                  ARTICLE IX.

                               CLOSING DELIVERIES

       SECTION 9.01. DELIVERIES OF THE CORPORATION AND SHAREHOLDER TO ESCROW AGENT. At the Closing, the Corporation and Shareholder shall execute and deliver the Escrow Agreement and shall deliver to Escrow Agent under the Escrow Agreement the following, all of which shall be in form and content satisfactory to Purchaser and its counsel and dated as of the appropriate date unless otherwise specified:

       (a) bills of sale (i.e., one for the deliveries to be made on the Escrow Release Date and one for each other date that deliveries are made with respect to each Transferred Retail Lot) conveying the Assets to Purchaser in the form attached hereto as Exhibit C;

       (b) assignment and assumption agreements assigning to Purchaser all of the Corporation's rights and obligations in and to the Assumed Liabilities (i.e., one for the deliveries to be made on the Escrow Release Date and one for each other date that deliveries are made with respect to each Transferred Retail Lot) (the "Assignment and Assumption Agreements");

       (c) all assignments necessary for the transfer to Purchaser of the Rights;

       (d) a copy of resolutions of the Board of Directors of the Corporation authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of the Corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

       (e) a certificate of the President of the Corporation and of Shareholder, each dated as of the Closing Date, as to the truth and correctness of the representations and warranties of the Corporation and Shareholder contained herein on and as of the Closing Date;

       (f) a certificate of the President of the Corporation and of Shareholder, each dated as of the Closing Date, (i) as to the performance of and compliance by the Corporation and Shareholder with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of the Corporation and Shareholder to the Closing have been satisfied;

       (g) a certificate of the Secretary of the Corporation, dated as of the Closing Date, certifying as to the incumbency of the directors and officers of the Corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Corporation;

       (h) a certificate, dated within ten days of the Closing Date, of the Secretary of State of North Carolina establishing that the Corporation is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

       (i) certificates, dated within ten days of the Closing Date, of the Secretaries of State of the states in which the Corporation is qualified to do business, to the effect that the Corporation is qualified to do business and is in good standing as a foreign corporation in each of such states;

       (j) an Employment Agreement in the form attached hereto as Exhibit D (the "Rumbley Employment Agreement"), duly executed by Charles E. Rumbley;

       (k) an opinion of Wishart, Norris, Henninger & Pittman, P.A., counsel to the Corporation and Shareholder, in form and substance reasonably acceptable to Purchaser and their counsel;

       (l) an agreement (the "Termination Agreement") between the Corporation and each dealer of the Corporation terminating in its entirety the existing Dealer Agreement between such parties, executed by Seller (but not any dealer); and

       (m) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets.

       SECTION 9.02. DELIVERIES OF PURCHASER TO ESCROW AGENT. At the Closing, Purchaser shall execute and deliver the Escrow Agreement and shall deliver the following to the Escrow Agent under the Escrow Agreement each of which shall be dated as of the appropriate date unless otherwise specified:

       (a)    the Cash Consideration;

       (b)    the Note;

       (c)    the Assignment and Assumption Agreements;

       (d) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement, the Note and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

       (e) a certificate of the President of Purchaser, dated as of the Closing Date, as to the truth and correctness of the representations and warranties of Purchaser contained herein on and as of the Closing Date;

       (f) a certificate of the President of Purchaser, dated as of the Closing Date, (i) as to the performance of and compliance by Purchaser with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Purchaser to the Closing have been satisfied;

       (g) a certificate of the Secretary of Purchaser, dated as of the Closing Date, certifying as to the incumbency of the directors and officers of Purchaser and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Purchaser;

       (h) a certificate, dated within ten days of the Closing Date, of the Secretary of State of Purchaser's state of incorporation, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state;

       (i)    the Rumbley Employment Agreement, duly executed by AHC; and

       (j) an opinion of Jackson & Walker, L.L.P., counsel to Purchaser in form and substance reasonably acceptable to the Corporation and its counsel.


                                   ARTICLE X.

                              POST CLOSING MATTERS

       SECTION 10.01. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, and consistent with the terms of the Escrow Agreement, at the request of Purchaser the Corporation and Shareholder shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (a) vest in Purchaser good and marketable title to Assets and (b) transfer to Purchaser all licenses and permits necessary for the operation of the Assets.

       SECTION 10.02. EMPLOYEE BENEFIT PLANS. After the Closing Date, the Corporation shall remain liable under its medical and dental plans and commitments for any claims incurred by Business Employees or their spouses and dependents prior to the Closing Date. A claim shall be deemed to have been incurred upon the occurrence of an injury or the diagnosis of an illness. An incurred claim shall include any claim or series of claims related to a claim incurred prior to the Closing Date. The Corporation shall retain all liability for continuation coverage under Section 162(k) of the Code. The Corporation shall take such steps as necessary to ensure that each Business Employee's rights under any employee benefit plan of the Corporation shall be fully vested and nonforfeitable after the Closing.

       SECTION 10.03. SALES AND TRANSFER TAXES. The Corporation shall timely file all sales tax returns with respect to its sales and shall timely pay all sales taxes applicable to the sales reported thereon. The Corporation shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from the Corporation to Purchaser. The Corporation and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets. Shareholder shall timely file all income tax and information returns related to taxable periods or portions thereof ending prior to or on the Closing Date with respect to the Business.

       SECTION 10.04. POST CLOSING OPERATIONS AND AGREEMENTS. From the Closing until the Anniversary Date and thereafter with respect to any Retail Lot which is not a Transferred Retail Lot: (i) the noncompetition provisions set forth herein and any prohibitions on the use of trade secrets or prohibitions against competition set forth in the Rumbley Employment Agreement, the Stock Purchase Agreement or any other agreement to which the Corporation and/or Shareholder are a party shall not apply with respect, and limited solely, to any Retail Lot which is not a Transferred Retail Lot; and (ii) the Corporation and the Corporation's dealers shall have a royalty free right and license to use the "CHOICENTER" and "Westwood Homes" names (until, however, in the case of a dealer, the expiration of the then existing term of its dealership agreement with the Corporation with respect to the lots operated by such dealer). With respect to any Retail Lot which is not a Transferred Retail Lot, the Corporation may elect to become a franchisee of Purchaser on the same terms initially offered by Purchaser to the Corporation's dealers. Prior to the Anniversary Date and except in accordance with this Agreement, Purchaser agrees not to permit any person who is a dealer of the Corporation at the date hereof to become a franchisee of Purchaser without the prior written consent of the Corporation. Prior to the Anniversary Date, the Corporation and its dealers shall be entitled to purchase goods from Heartland Homes, Inc. in accordance with prior practices (including quality, delivery, price and terms) and the dealer advertising allowance previously made available to the Corporation shall continue in effect with payments being made on a quarterly basis. From the Closing until the Anniversary Date, the Corporation and Rumbley shall use all reasonable commercial efforts to cause its landlords, lessees and dealers to become landlords, lessees and franchisees of Purchaser.


                                  ARTICLE XI.

                                 NONCOMPETITION

       SECTION 11.01. PROHIBITED ACTIVITIES. In consideration for Purchaser's execution and delivery of this Agreement, and other good and valuable consideration, Shareholder hereby agrees that, subject to adjustment pursuant to Section 11.05, for a period of five (5) years following the Closing Date, Shareholder shall not knowingly, directly or indirectly, for himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

       (a) engage or participate in any business which engages in competition with the business of Purchaser and its affiliates (the "Purchaser Group"), except as permitted in (d) below (as used herein, a business in competition with the business of the Purchaser Group is one which manufactures, distributes, or sells manufactured housing or modular housing within the States of North Carolina, South Carolina, Virginia, West Virginia, Maryland, Delaware, Georgia, Tennessee, Arkansas, Florida, Alabama, Louisiana, Texas, Kansas, Kentucky, Oregon, Idaho, Washington, Pennsylvania, Nebraska, Colorado, Mississippi, Arizona, New Mexico, Nevada, Oklahoma, Missouri, Utah, Montana and South Dakota, or any other State where the Purchaser Group conducts business during such five-year period; provided, however, that this provision shall not prohibit Shareholder from purchasing or holding an aggregate equity interest of up to 1%, so long as Shareholder does not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with the Purchaser Group; and provided further, however, that Shareholder may retail a park model unit that is not (i) subject to Housing and Urban Development rules and regulations and (ii) larger than 385 square feet;

       (b) induce or attempt to influence any employee of the Purchaser Group to terminate his or her employment, or to hire any person who is an employee of the Purchaser Group, or was an employee of the Purchaser Group during such five- year period, whether or not so induced or influenced, except that any such employee may be hired with Purchaser's prior written consent;

       (c) assist or finance any person or entity which competes (as defined in subsection (a) hereof) with the Purchaser Group, except as provided in (d) below.

       (d) engage or participate in any manufactured housing subdivision project, except as set forth on Schedule 11.01 hereto, or in that certain Manufactured Housing Purchase Agreement of even date herewith, by and among Purchaser, Shareholder, Johnson and HHI.

       SECTION 11.02. DAMAGES. Because of the difficulty of measuring economic losses to the Purchaser as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Purchaser for which it would have no other adequate remedy, Shareholder agrees that, in the event of a breach by him of the foregoing covenant, the covenant may be enforced by Purchaser or the Corporation by injunctions and restraining orders.

       SECTION 11.03. REASONABLE RESTRAINT. It is agreed by the parties that the foregoing covenants in this Article XI impose a reasonable restraint on Shareholder in light of the activities and business of the Corporation on the date of the execution of this Agreement and the future plans of the Corporation and Purchaser. Shareholder hereby agrees that this covenant is a material and substantial part of this transaction.

       SECTION 11.04.  SEVERABILITY; REFORMATION.  The covenants in this
Article XI are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

       SECTION 11.05.  TERM.  It is specifically agreed that the period of five
(5) years stated above, shall be computed by excluding from such computation any time during which Shareholder is in violation of any provision of this
Article XI. The covenants contained in this Article XI shall have no effect if the transactions contemplated by this Agreement are not consummated, but otherwise shall not be affected by any breach of any other provision hereof by any party hereto. Notwithstanding anything contained herein to the contrary, the provisions of Section 11.01 shall terminate and be of no force in effect with respect to Shareholder in the event that an Event of Default (as such term is defined in the Note) exists under the Note and such Event of Default has not been cured within the applicable cure period.

                                  ARTICLE XII.

                                    REMEDIES

       SECTION 12.01. INDEMNIFICATION BY SHAREHOLDER. Subject to the terms and conditions of this Article, Shareholder agrees to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, causes of action, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from: (a) a breach of any representation, warranty or covenant of the Corporation or Shareholder contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; (b) any studies, audits, investigation, testing, clean-up or remediation work on, or permits required for, the properties owned or leased by the Corporation which is necessary or advisable under or pursuant to Environmental Laws (including, without limitation, any of the foregoing which may arise out of the matters set forth in the reports provided or obtained pursuant to Section 5.04) ("Environmental Matters"), but excluding the costs and expenses to be borne by Purchaser for certain Phase I environmental studies as provided in Section 12.07; (c) any liabilities of the Corporation, contingent or otherwise (known or unknown and asserted or unasserted), except for the Assumed Liabilities; (d) any tax filing or return or payment made, or position taken, by the Corporation that any governmental authority challenges and that results in an assertion of Damages against Purchaser; (e) all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other taxes of the Corporation and/or Shareholder related to taxable periods or portions thereof ending on or before the Closing Date ("Taxes"), except for the Taxes deducted in computing the net working capital transferred to Purchaser;
(f) the purchase price adjustment, if any, as determined pursuant to Section 2.03; (g) any failure to comply with any applicable bulk transfer laws; (h) the Corporation's past and present arrangements with its dealers, including any violations of applicable franchise laws or any rights of any such dealers under any applicable franchise law; and (i) Purchaser's having to register a new federal service mark in the event the application for the "CHOICENTER" service mark is rejected or materially modified or limited or, during the lapse of such registration, some other person or entity utilizes such service mark or a materially similar service mark (with such indemnification being limited to search fees, filing fees and the like incurred by Purchaser in reviewing and obtaining a new federal service mark and attorneys fees and expenses related thereto).

       SECTION 12.02. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold the Corporation and Shareholder harmless from and against all Damages asserted against or incurred by the Corporation and Shareholder by reason of or resulting from (i) a breach of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; and (ii) any and all liabilities of Purchaser, including, without limitation, the Assumed Liabilities.

       SECTION 12.03. INDEMNIFICATION LIMITATIONS. Notwithstanding anything contained in this Agreement to the contrary, the liability of the Corporation and the Shareholder shall be subject to the following limitations: (a) the Corporation and the Shareholder, in the aggregate, shall not be liable for any Damages and/or in respect of the Purchase Price Adjustment in an aggregate amount in excess of the Purchase Price (or such lesser amount if not all the Purchase Price is released to the Corporation under the Escrow Agreement); (b) on the day immediately following the Anniversary Date and except with respect to Damages relating to Environmental Matters, Taxes and the representations and warranties set forth in Sections 3.01, 3.03, 3.11 and 3.19 hereof, the aggregate liability of the Corporation and the Shareholder in respect of Damages shall be reduced to $400,000; provided, however, that such reduced liability maximum shall not apply if prior to such date, the Corporation and/or the Shareholder shall have been notified of a claim for indemnity hereunder which potentially exceeds such reduced liability maximum, and such claim shall not have been finally resolved or disposed of as of such date; (c) the Corporation and the Shareholder, in the aggregate, shall not be liable for any Damages (exclusive of the Purchase Price Adjustment) to Purchaser hereunder until the aggregate amount of all such Damages exceeds $25,000, it being understood and agreed by the Corporation and the Shareholder that when the amount of such Damages exceeds $25,000, in the aggregate, indemnification may be sought against the Corporation and the Shareholder in full for all such Damages from the first dollar thereof; and (d) the Corporation and Shareholder shall not be liable for Damages with respect to Environmental Matters which relate to real estate not owned by the Corporation or Shareholder unless it is claimed that such Environmental Matter was caused, in whole or in part, by the actions or inactions of the Corporation or Shareholder.

       SECTION 12.04. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Corporation and Shareholder and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 12.01 and 12.02 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following additional terms and conditions:

       (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or

(iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified). Except as set forth in Section 14.06, the failure to promptly deliver a notice of an indemnity claim hereunder shall not relieve the indemnifying party of its obligations to the indemnified party with respect to such claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim.

       (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

       (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified. The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

       SECTION 12.05. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

       SECTION 12.06. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

       SECTION 12.07. OFFSET. Any and all amounts owing or to be paid by any party hereto to any other party hereto, hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by such other party to such party in respect of the indemnification provisions contained herein or any failure or breach of any representation, warranty or covenant of such other party under or in connection with this Agreement or any other agreement with such party or any transaction contemplated hereby or thereby, as reasonably determined by such party. If such party determines that such offset is appropriate, notice shall be given to such other party of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by such other party prior to such due date, as determined by such party, the amount of such payment shall not be so reduced. With respect to any payments which are due and owing to Purchaser pursuant to the provisions of Sections 2.03 and 12.01, Purchaser agrees to first offset such amounts against payments to be made by Purchaser under the Note to the extent any such payments remain.

       SECTION 12.08. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including accountants' and attorneys' fees and expenses), except that (a) the costs and expenses for any Phase I environmental study requested by Purchaser pursuant to Section 5.04 shall be borne one-half by Purchaser and one-half by Shareholder and (b) each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement.

       SECTION 12.09. SPECIFIC PERFORMANCE. Each party hereto acknowledges that a refusal by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties hereto, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, the other parties hereto shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement against the refusing party, as well as injunctive relief (without being required to post bond or other security).

       SECTION 12.10. TAX EFFECT OF INDEMNIFICATION. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by one party to another party to this Agreement shall be reduced by any tax benefits to the party claiming indemnity hereunder and increased by any tax detriments to the party claiming indemnity hereunder.


                                 ARTICLE XIII.

                                  TERMINATION

       SECTION 13.01.  TERMINATION.  This Agreement may or shall be terminated:

       (a) At any time prior to the Closing Date by mutual agreement of all parties.

       (b) At any time after August 30, 1996, by any party if the Closing has not occurred (or such later date if extended pursuant to Section 1.01(j) above).

       (c) At any time prior to the Closing Date by Purchaser if any representation or warranty of the Corporation or Shareholder contained in this Agreement or in any certificate or other document executed and delivered by the Corporation pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Corporation or Shareholder fail to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within five days.

       (d) At any time prior to the Closing Date by Shareholder if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within five days.

       (e) On or after the Closing Date by Purchaser if the conditions stated in Article VII have not been satisfied or waived by Purchaser by the Closing Date.

       (f) On or after the Closing Date by the Corporation if the conditions stated in Article VIII have not been satisfied or waived by the Corporation by the Closing Date.

In the event this Agreement is terminated pursuant to subparagraph (b), (c),
(d), (e) or (f) above, Purchaser, the Corporation and Shareholder shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                                  ARTICLE XIV.

                                 MISCELLANEOUS

       SECTION 14.01. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

       SECTION 14.02. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser. In the event of an assignment of this Agreement by Purchaser to an affiliate of Purchaser, Purchaser agrees that it shall guarantee the obligations of such assignee to the Corporation hereunder.

       SECTION 14.03. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

       SECTION 14.04. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

       SECTION 14.05. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

       SECTION 14.06. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Corporation, Shareholder or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Corporation and Shareholder or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years, except for (a) representations and warranties with respect to any tax or tax-related matters, which shall survive the Closing until the running of any applicable statutes of limitation, and (b) indemnification provisions for the violation of any Environmental Law, shall survive the Closing and shall continue indefinitely and (c) the non-competition provisions contained in Article XI, which shall survive the Closing for a period of five years. Notwithstanding the above, if prior to any expiration date the indemnifying party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, any representation or warranty that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity, to the extent of such claim only, until such claim is finally resolved or disposed of.

       SECTION 14.07. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

       SECTION 14.08. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

       SECTION 14.09. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

       SECTION 14.10. REFERENCE TO AGREEMENT. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

       SECTION 14.11.  CONFIDENTIALITY; PUBLICITY AND DISCLOSURES.

       (a) All copies of any information delivered to Purchaser pursuant to this Agreement shall, upon the written request of the Corporation, be promptly returned to the Corporation in the event this Agreement is terminated, and Purchaser agrees that it will use any information obtained from such review which is confidential only for purposes of making its decision as to whether to consummate the transactions contemplated herein and not for any other purposes. For purposes of this Section 14.11(a), "confidential" information does not include information which: (i) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section;
(ii) was known by Purchaser on a nonconfidential basis prior to the disclosure thereof; or (iii) is acquired by Purchaser from a third party who has no confidential commitment to the Corporation with respect to the same.

       (b) Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by law (including, without limitation, federal securities laws), regulation or court or administrative order, (ii) to advisors, financiers or lenders of any party or to any party's directors, officers, employees and representatives involved in the transactions contemplated herein or (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Corporation.

       SECTION 14.12. NOTICE. Any notice or demand which is permitted or required hereunder will be deemed to have been received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) or one day after sent by overnight delivery by a nationally recognized courier or telecopy providing confirmation or receipt of delivery, or (c) three days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested to the addresses listed on Schedule 14.12 attached hereto, or at any other address designated by any party hereto to all other parties hereto in writing.

       SECTION 14.13. SHAREHOLDER GUARANTY. Shareholder hereby guarantees, absolutely and unconditionally, the obligations of the Corporation hereunder, including, without limitation, the payment of the Purchase Price Adjustment, and the prompt performance by the Corporation of its obligations hereunder.

       SECTION 14.14. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                                           ASSOCIATED RETAILERS GROUP, INC.


                                           By:
                                              --------------------------------


                                           Its:
                                               -------------------------------





                                           MANU-FAC HOMES, INC.


                                           By:
                                              --------------------------------


                                           Its:
                                               -------------------------------






                                           -----------------------------------
                                           CHARLES E. RUMBLEY

                                    GUARANTY


       American Homestar Corporation, a Texas corporation (the "Guarantor"), as the sole shareholder of Purchaser, in consideration of the commitments made by the Corporation and the Shareholder in this Agreement, hereby guarantees performance, when and as due, of all of Purchaser's obligations under the Agreement and the Note. Such guaranty is absolute and irrevocable. Such guaranty is unconditional subject only to the following:

       (a) This Guaranty will become effective, and Guarantor shall be liable for the obligations of Purchaser under the Agreement, only if and at such time as the Escrow Release Date occurs;

       (b) The obligations of Guarantor shall be equal to and shall not be greater than the liability of Purchaser under the Agreement and the Note; and

       (c) Guarantor shall have the right to assert any defenses which Purchaser might assert; provided, however, that the liability of Guarantor under this Guaranty shall not be affected or reduced by the bankruptcy or insolvency of Purchaser.

The liability of Guarantor shall not be released or otherwise affected by reason of any modification of any terms of the Agreement or the Note, any delay by the Corporation or Shareholder in demanding payment or performance by Purchaser or Guarantor, any waiver by the Corporation or Shareholder of any claims against Purchaser or the institution of any suit against Purchaser. Guarantor hereby expressly waives any notice of acceptance of this Guaranty or any notice of any actions taken pursuant to the Agreement, the Note or pursuant to this Guaranty. Guarantor acknowledges and agrees that, subject to the conditions stated above, this Guaranty extends to all obligations of Purchaser under the Agreement, including, without limitation, those obligations for indemnity under Article XI of the Agreement.

       Dated as of the date first set forth above.


                                     AMERICAN HOMESTAR CORPORATION


                                     By:
                                         -------------------------------------
                                           Laurence A. Dawson, Jr., President

                               INDEX OF SCHEDULES

Schedule 1.01(b)     Assets

Schedule 1.01(d)     Assumed Liabilities

Schedule 1.01 (ad)   Retail Lots

Schedule 1.01(y)     Personal Property

Schedule 2.01        Form of Escrow Agreement  ("2.01" not set out in Agreement)

Schedule 2.04        Asset Allocation

Schedule 3.02        Foreign Jurisdictions

Schedule 3.04        Violations

Schedule 3.05        Consents

Schedule 3.06        Liabilities

Schedule 3.07        Absence of Changes

Schedule 3.08        Commitments

Schedule 3.10        Proprietary Rights

Schedule 3.12        Permits and Licenses

Schedule 3.17        Ownership Interests of Interested Persons

Schedule 3.18        Investment in Corporation

Schedule 3.19        Environmental Permits and Licenses

Schedule 3.21        Dealer Incentives

Schedule 7.12        Employees

Schedule 9.02(a)     Leases and Subleases

Schedule 11.01       Prohibited Activities

Schedule 14.12       Addresses

                               INDEX OF EXHIBITS



Exhibit A            Escrow Agreement

Exhibit B            Promissory Note

Exhibit C            Bill of Sale

Exhibit D            Rumbley Employment Agreement